Exhibit 99.1

InfoLogix Announces NASDAQ Panel Decision to Delist Common Stock

Company to Trade on the OTCQB

HATBORO, Pa., October 21, 2010 /PRNewswire-FirstCall/ -- InfoLogix, Inc. (Pink Sheets:  IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that, on October 21, 2010, it received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) has determined to delist the Company’s common stock from The NASDAQ Stock Market and will suspend trading of the common stock effective with the open of trading on October 21, 2010, as a result of the Company’s non-compliance with the minimum $2.5 million stockholders’ equity requirement, set forth in Nasdaq Listing Rule 5550(b)(2).

The Company has been advised by Pink OTC Markets Inc, which operates an electronic quotation service for securities traded over-the-counter (“OTC”), that its securities are eligible for quotation on the OTCQB, effective with the opening of trading on October 21, 2010.  The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  The Company has also been advised that its shares will continue to trade under the symbol IFLG.  Investors will be able to view real time stock quotes for IFLG at http://www.otcmarkets.com.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries.  InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine.  For more information visit www.infologix.com.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102